NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2019 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 9, 2019) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $17,081,000 and $26,384,000 for the three months ended May 31, 2019 (the “2019 second quarter”) and six months ended May 31, 2019 (the “2019 six month period”), respectively, as compared to $9,091,000 and $17,396,000 for the three months ended May 31, 2018 (the “2018 second quarter”) and six months ended May 31, 2018 (the “2018 six month period”), respectively. The increase in total revenue in the 2019 second quarter and 2019 six month period, versus the comparable 2018 periods, reflected increases in revenue from property sales and rental revenue.

Revenue from property sales increased to $8,660,000 and $9,526,000 in the 2019 second quarter and 2019 six month period, respectively, from $898,000 and $1,023,000 in the 2018 second quarter and 2018 six month period, respectively. Revenue from property sales in the 2019 second quarter and 2019 six month period principally reflected $7,700,000 from the sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut to a buyer that plans to use the land for a solar farm (the “Simsbury Land Sale”). Property sales occur periodically, and year to year changes in revenue and gains from property sales may not be indicative of any trends in Griffin’s real estate business.

Rental revenue increased to $8,421,000 and $16,858,000 in the 2019 second quarter and 2019 six month period, respectively, from $8,193,000 and $16,373,000 in the 2018 second quarter and 2018 six month period, respectively. The increase in rental revenue in the 2019 second quarter and 2019 six month period, versus the comparable 2018 periods, principally reflected rental revenue from 220 Tradeport Drive (“220 Tradeport”), an approximately 234,000 square foot build-to-suit industrial/warehouse building in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut. A full building long-term lease of 220 Tradeport commenced following the building’s completion in the three months ended November 30, 2018 (the “2018 fourth quarter”).

Griffin reported net income for the 2019 second quarter of $5,819,000 and basic and diluted net income per share of $1.15 and $1.14, respectively, as compared to net income of $331,000 and basic and diluted net income per share of $0.07 for the 2018 second quarter. For the 2019 six month period, Griffin reported net income of $5,233,000 and basic and diluted net income per share of $1.03, as compared to a net loss of ($1,392,000) and a basic and diluted net loss per share of ($0.28) for the 2018 six month period. The increase in net income in the 2019 second quarter, as compared to the 2018 second quarter, and the net income in the 2019 six month period as compared to the net loss in the 2018 six month period, principally reflected an increase in gain on property sales, driven by a pretax gain of $7,349,000 on the Simsbury Land Sale and an increase in net operating income from leasing1 (“Leasing NOI”), which Griffin defines as rental revenue less operating expenses of rental properties, partially offset by increases in depreciation and amortization expense and income taxes in the 2019 second quarter and 2019 six month period versus the comparable 2018 periods.

Leasing NOI increased to $6,002,000 and $11,774,000 in the 2019 second quarter and 2019 six month period, respectively, from $5,781,000 and $11,284,000 in the 2018 second quarter and 2018 six month period, respectively. The increase in Leasing NOI principally reflected increases in rental revenue as a result of more space under lease in the 2019 second quarter and 2019 six month period over the comparable 2018 periods. Depreciation and amortization expense increased to $2,939,000 and $5,881,000 in the 2019 second quarter and 2019 six month period, respectively, from $2,889,000 and $5,707,000 in the 2018 second quarter and 2018 six month period, respectively, principally due to 220 Tradeport and 6975 Ambassador Drive (“6975 Ambassador”), an approximately 134,000 square foot industrial/warehouse building, built on speculation, in the Lehigh Valley of Pennsylvania that was also completed in the 2018 fourth quarter. 6975 Ambassador is not yet leased.

Griffin’s total real estate portfolio as of May 31, 2019 was approximately 4,078,000 square feet that was 92% leased (or 95% leased excluding 6975 Ambassador), as compared to approximately 3,710,000 square feet that was 94% leased as of May 31, 2018. Industrial/warehouse space comprised 89% of Griffin’s real estate portfolio as of May 31, 2019 and was 94% leased (or 98% leased excluding 6975 Ambassador) as of that date. Griffin’s office/flex space of approximately 433,000 square feet was 72% leased as of May 31, 2019.

Griffin is currently constructing, on speculation, two industrial/warehouse buildings aggregating approximately 283,000 square feet on a land parcel in the Charlotte, North Carolina area that was acquired last year. Upon completion of these buildings, which is expected in the second half of fiscal 2019, Griffin’s real estate portfolio is expected to be approximately 4,361,000 square feet, with expected industrial/warehouse space of approximately 3,928,000 square feet (comprising 90% of Griffin’s total portfolio).

1 Leasing NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities. However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP. In prior years, Griffin referred to this metric as “profit from leasing activities.” Griffin changed from profit from leasing activities to Leasing NOI to be more in line with terminology used by other real estate companies.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding Griffin's beliefs and expectations regarding the buyer’s planned use of the land acquired in the Simsbury Land Sale and the timing and completion of construction of the two buildings in the Charlotte, North Carolina area, the expected increase in Griffin’s real estate portfolio and industrial/warehouse space, and any other statements that are not historical facts. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Statements" sections in Griffin's Annual Report on Form 10-K/A for the fiscal year ended November 30, 2018. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2019	May 31, 2018	May 31, 2019	May 31, 2018
Rental revenue (1)	$8,421	$8,193	$16,858	$16,373
Revenue from property sales (2)	8,660	898	9,526	1,023
Total revenue	17,081	9,091	26,384	17,396

Operating expenses of rental properties (1)	2,419	2,412	5,084	5,089
Depreciation and amortization expense	2,939	2,889	5,881	5,707
General and administrative expenses	1,809	1,836	3,899	3,973
Costs related to property sales	1,009	55	1,823	144
Total expenses	8,176	7,192	16,687	14,913

Gain on insurance recovery (3)	126	—	126	—
Operating income	9,031	1,899	9,823	2,483

Interest expense (4)	(1,618)	(1,547)	(3,268)	(3,079)
Investment income	89	11	181	26
Income (loss) before income tax provision	7,502	363	6,736	(570)
Income tax provision	(1,683)	(32)	(1,503)	(822)
Net income (loss)	$5,819	$331	$5,233	$(1,392)

Basic net income (loss) per common share	$1.15	$0.07	$1.03	$(0.28)

Diluted net income (loss) per common share	$1.14	$0.07	$1.03	$(0.28)

Weighted average common shares outstanding for computation of basic per share results	5,067	5,006	5,066	5,003

Weighted average common shares outstanding for computation of diluted per share results	5,107	5,063	5,097	5,003

(1) Net operating income from leasing (“Leasing NOI”):

	Three Months Ended		Six Months Ended
	May 31, 2019	May 31, 2018	May 31, 2019	May 31, 2018
Rental revenue	$8,421	$8,193	$16,858	$16,373
Operating expenses of rental properties	2,419	2,412	5,084	5,089
Leasing NOI	$6,002	$5,781	$11,774	$11,284

(2) Revenue from property sales in the three months and six months ended May 31, 2019 included $7,700 from the sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut.

(3) Reflects the settlement of an insurance claim for storm damage to Griffin’s nursery farm in Quincy, Florida that had been leased to a nursery operator. The lease terminated in fiscal 2018 upon the bankruptcy filing of the former tenant.

(4) Interest expense is primarily for mortgages on Griffin’s rental properties.